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FOR IMMEDIATE RELEASE              Contacts:         John M. Anderson (London)
                                                     44-171-777-4275

Investor Contact: John Borden                        John Meyers (New York)
                  212-270-7318                       212-270-7454

                                                     Jim Finn (New York)
                                                     212-270-7438

                                                     Maeve Gallagher (Hong Kong)
                                                     852 2841 4583



                               CHASE AND FLEMINGS
                                 ANNOUNCE OFFER


         LONDON, 11 APRIL 2000 -- The Chase Manhattan Corporation (NYSE: CMB) and Robert Fleming Holdings Limited announced today that Chase has agreed to terms for an offer for the issued share capital of Flemings.

         The offer, which is recommended by Flemings' Board of Directors, and subject to regulatory approvals and other conditions, calls for Chase to pay consideration in cash and stock with a current value of US$7,700 million for Flemings. The consideration is composed of (pound)2,573 million in cash and US$3,622 million in Chase common stock. The stock portion of the consideration is subject to a collar which will result in Chase issuing not less than approximately 36 million shares or more than approximately 44 million shares. The new company will be called Chase Flemings.

         In addition, Flemings has entered into an agreement with T. Rowe Price Associates, Inc., calling for Flemings to sell to T. Rowe Price for US$780 million its 50 percent interest in an existing joint venture, through which Flemings and T. Rowe Price managed non-U.S. investments for institutional clients and 13 T. Rowe Price-sponsored mutual funds. The sale will be consummated immediately after the closing of the Flemings transaction with Chase, with the proceeds of the sale accruing to Chase.

         William B. Harrison, Jr., Chairman and Chief Executive Officer of Chase, and William Garrett, Group Chief Executive of Flemings, announced the offer this morning in London.

         "Chase is delighted to be making this offer for Flemings and I feel very positive about the benefits this partnership will bring to both companies," said Mr. Harrison. "Flemings brings leadership positions in global asset management and international equities, excellent potential for earnings growth and a culture of partnership."

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         "This transaction will benefit clients of both firms as we will be able to deliver a wider range of quality asset management, securities and investment banking products and services. It will also benefit our shareholders because of the strong growth opportunities and revenue synergies that Flemings will bring. Above all, this transaction presents Chase and Flemings with clear opportunities in the high-growth markets of Europe and Asia, " said Mr. Harrison.

         "This begins an exciting new chapter in Flemings' history," said Mr. Garrett. "We believe that the future interests of our clients, staff and shareholders will be best served by joining forces with Chase, one of the largest and most successful US banks. The decision to forgo our independence was not an easy one. The emergence of a number of powerful global houses has changed the competitive landscape over the last few years. While we have responded successfully to this and have just completed a record year for the Flemings Group, we recognise that global markets require global reach. What attracted us to Chase, beyond its leadership positions and geographic reach, was its culture and the very complementary nature of our businesses," Mr. Garrett said.

         Messrs. Harrison and Garrett pointed to a number of different areas in which the Flemings product range would enhance Chase's businesses. Flemings' strengths as a global asset management business complement Chase's own asset management capabilities. Chase currently has US$232 billion of assets under management, primarily in fixed-income, cash management and U.S. equities, while Flemings has approximately US$100 billion under management, approximately 80 percent of which is in international equities. They also cited the strengths of Flemings' institutional equity securities business in Asia, through Jardine Fleming, and in Europe as another opportunity for synergy and growth.

         "If you like the growth prospects for Asia and Europe, then you will like this transaction," said Mr. Harrison.

         Chase estimates that for the fiscal year ending March 31, 2000, Flemings (excluding the impact of the Flemings/T.Rowe Price joint venture) had earnings of approximately $290 million, of which approximately $200 million was earned in the last six months of the period.

         The transaction is expected to be completed in approximately three to four months. Upon completion of the transaction, Mr. Garrett will head Chase Flemings and will report to Chase Vice Chairman Neal S. Garonzik.

         Chase Securities Inc. acted as financial advisor to The Chase Manhattan Corporation.

         The Chase Manhattan Corporation (WWW.CHASE.COM) is a premier global financial services firm headquartered in New York with assets in excess of $400 billion. Chase combines the best of commercial and investment banking, offers world-class information and transaction processing services, and has a leading U.S. consumer franchise that serves 32 million customers. Through its newly formed business unit, CHASE.COM, Chase is successfully creating innovative business models for the New Economy. Chase, with offices in more than 45 countries, has a presence in all of the principal centers around the world.

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         Robert Fleming Holdings Limited (www.flemings.com) is an international asset management and investment banking group employing over 7,800 staff and operating in over 40 countries. The Group's origins date back to 1873 when Robert Fleming, the founder of the firm, set up the first investment trust in the world's largest emerging market at that time, the United States of America. Today, through Robert Fleming in Europe and the Americas, through Jardine Fleming in Asia and Fleming Martin in Africa, Flemings serves an international client base that includes major companies, governments, institutional investors, central banks and private individuals.


                                      # # #


This document has been issued by and is the sole responsibility of The Chase Manhattan Corporation and has been approved by Chase Manhattan plc solely for the purposes of Section 57 of the Financial Services Act 1986. Chase Manhattan plc is regulated in the UK by the Securities and Futures Authority Limited and is acting for The Chase Manhattan Corporation in connection with the intended offer and no one else and will not be responsible to anyone other than The Chase Manhattan Corporation for providing the protections afforded to customers of Chase Manhattan plc or for providing advice in relation to the intended offer.